EXHIBIT 99

Material Has Been Omitted Pursuant to a Request
for Confidential Treatment and Filed Separately with the SEC

AMENDMENT to CAN SUPPLY AGREEMENT

This amendment (“Amendment”) is entered into as of this 25th day of June, 2002, by and between Rexam Beverage Can Company, formerly American National Can Company, a Delaware Corporation, with its principal offices at 8770 West Bryn Mawr Avenue, Chicago, IL. 60631 (“Rexam”), and Coca-Cola Enterprises Inc. and its U.S. subsidiaries, with their principal offices at P.O. Box 723040, Atlanta, GA. 31139-0040 (collectively, the “Buyer”). Capitalized terms not separately defined herein shall have the same meanings ascribed to them in the Agreement.

WHEREAS, the parties entered into a Can Supply Agreement (the “Agreement”), dated January 1, 1999, and

WHEREAS, the parties are desirous of amending the Agreement, effective as of January 1, 2002 (the “Effective Date”), as set forth below.

NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    The parties acknowledge that subsequent to the execution of the Agreement, American National Can Company changed its name to Rexam Beverage Can Company. Accordingly, the name American National Can Company is hereby deemed replaced with the name Rexam Beverage Can Company, and wherever the defined term “ANC” appears, it is hereby deemed replaced with “Rexam.”

2.    The Parties acknowledge that separately and not pursuant to the Agreement, Buyer may purchase 8 oz. aluminum can bodies from Rexam, and that Rexam may sell 8 oz. aluminum can bodies to Buyer.

(a)
With respect to the purchase of such 8 oz can bodies by Buyer, in any given calendar year commencing on or after the Effective Date, during the term of the Agreement, up to but no more than 100 million can bodies of such purchase shall be included in determining whether Buyer has met its Base Annual Volume and/or its Cumulative Base Annual Volume as defined in Section 3(a) of the Agreement (collectively, the “Volume Calculations”). In addition, Rexam shall not be required to sell to Buyer more than 100 million 8 oz. cans annually, provided however, that for any amounts in excess of such 100 million 8 oz. cans, Rexam shall have a right of first refusal to supply, provided Rexam’s price and other terms and conditions of sale shall be competitive with Buyer’s other 8 oz. aluminum can body suppliers.

(b)
The prices of 8 oz. can bodies shall be determined by the same pricing adjustments as are agreed to under the Agreement, as amended hereunder, for 12 oz. Cans, except that (x) the amounts in Section I (d) of Exhibit C (see Section 7(a) below) shall not be added into the price, (y) with respect to the conversion of can sheet to cans component, such pricing adjustments shall not be subject to the reductions set forth in Section 111(c) (i), (ii), and (iii) of Exhibit C of the Agreement, but shall be determined by the mechanism set forth in the introductory paragraph of Section 111(c) of Exhibit C, notwithstanding any time period limitations to the contrary, and (z) Section IV(a) of Exhibit C of the Agreement shall not apply to 8 oz. can bodies. As of the date hereof the price for such 8 oz. can bodies shall be *** per thousand can bodies, which is based on a Conversion of Ingot to Can Sheet component of ***/lb for body stock for Item 111(b) of Exhibit C and a Conversion of Can Sheet to Cans component of ***/M for Item 111(c) of Exhibit C.

(c)
The purchase of the 8 oz. Can bodies shall also be covered by Sections 5, 6, 8, 9, 12 and 13 of the Agreement. It is expressly understood, however, that except for the applicability of the foregoing sections of the Agreement, the inclusion of the 8 oz. can bodies in the Volume Calculations and the applicability of the pricing provisions of Exhibit C, as amended herein, and as qualified in this Section 2, the 8 oz. can bodies shall not be covered under any other substantive provisions of the Agreement.

3.    All claims related to pricing issues arising prior to January 1, 2002, including but not limited to (a) *** (b) the “meet comp” payments of *** made to Buyer in 2001, and (c) the *** price reduction per 1000 cans granted to Buyer in 2001, are hereby considered resolved as of January 1, 2002, with no recourse for any recalculations and/or demands for repayments by either party.

4.    Effective as of January 1, 2002, and continuing through December 31, 2004, Section 4 (b) of the Agreement (the “Meet Comp Provision”) shall be of no effect and have no applicability to the performance of the parties’ obligations under the Agreement. Thereafter, commencing with January 1, 2005, the “Meet Comp Provision” shall again be applicable in its entirety, provided however, that the Meet Comp Provision shall only apply to the volume and for the time period covered by any bona fide competitive offer, and shall not apply to the entire volume then being purchased by Buyer, unless so covered by the competitive offer.

5.    The parties hereby agree to add the following as a new Section 4(d)(iii):

The parties reaffirm and acknowledge that soft tolling is an integral part of the Agreement and the parties will use their best efforts to ensure that soft tolling continues, provided however, that both parties agree to meet periodically and evaluate the metal purchasing program and address its impact on their respective commercial best interests.

6.    ***

7.    Herb. The parties acknowledge that Buyer acquired Hondo Incorporated (“Hondo”), dba the Coca-Cola Bottling Company of Chicago, on July 10, 2001, and that Hondo is a party to that certain Can Supply Agreement dated December 28, 2000, between the Coca-Cola Bottling Company of Chicago and Rexam (“Herb Agreement”). The parties agree that the Herb Agreement is hereby terminated as of the Effective Date. Until calendar year 200A, one billion of the volume of can body and end purchases for the locations previously covered by the Herb Agreement per year (“Herb Volume”) will not be included in determining whether Buyer has met its Base Annual Volume and/or its Cumulative Base Annual Volume and Rexam shall control the metal purchasing for the Herb Volume until calendar year 200A. Except as provided in the foregoing sentence, all other terms and conditions of the Agreement, including the pricing provisions, as amended, shall apply to the Herb Volume. Commencing on January 1, 200A, the Herb Volume will be covered under all of the provisions of the Agreement, Exhibit B is hereby deleted in its entirety and is replaced with the attached new Exhibit B (which includes the filling locations listed in the Herb Agreement.)

8.    With respect to Exhibit C of the Agreement:

(a)    Section I of Exhibit C is hereby deleted and replaced in its entirety as follows:

The sum of the following four factors (or components) determine can and end pricing under the Can Supply Agreement:
a.    The ingot component as determined by Section 111(a) below;
b.    Conversion of ingot to aluminum sheet for body, end and tab stock, as determined by Section 111(b) below;
c.    Conversion of can sheet to aluminum beverage cans and ends, as determined by Section 111(c) below; and
d.    As of the Effective Date, ***, subject to further changes as determined by Section 111(d) below.

(b)    Section III (a) of Exhibit C is deleted in its entirety and replaced with the following:

Ingot – The parties acknowledge and agree that (a) so long as soft tolling is in effect, the ingot price component will be as agreed to from time to time by the course of dealing by and among Buyer, Rexam, and Buyer’s directed metal supplier; and, to the extent such directed metal supplier dictates any future price increases to Rexam for any metal-related purchases made on Buyer’s behalf, Rexam shall have the right to pass through to Buyer any such pricing increase; and (b) if soft tolling is for any reason eliminated in the provision of can bodies and ends under the Agreement, the parties will discuss a mutually agreeable price adjustment, if any, and will mutually agree on how to calculate changes in ingot pricing.

(c)    Section III (b) of Exhibit C is deleted in its entirety and replaced with the following:

Conversion of Ingot to Can Sheet – The parties acknowledge and agree that (a) so long as soft tolling is in effect, increases in the conversion of ingot to can sheet component will be as agreed to from time to time by the course of dealing by and among Buyer, Rexam, and Buyer’s directed metal supplier; and, to the extent such directed metal supplier dictates any future price increases to Rexam for any conversion fees relating to metal purchases made on Buyer’s behalf, Rexam shall have the right to pass through to Buyer any such pricing increase; and (b) if soft tolling is for any reason eliminated in the provision of can bodies and ends under the Agreement, that the parties will discuss a mutually agreeable price adjustment, if any, and will mutually agree on how to calculate increases in the conversion of ingot to can sheet fees.

(d)    The following shall be added as Section III (d) of Exhibit C of the Agreement:

Other Price Changes.    The parties acknowledge that from time to time, there may be unforeseen and unusual price increases or decreases in the marketplace that are not specifically covered by the first three pricing factors set forth in Section I of Exhibit C of the Agreement. In such event, the parties agree to discuss changes in the fourth component of price, which in turn would change the prices of product sold under the Agreement, ***.

(e)    It is further agreed that there shall be no *** reduction in 2002 and in 2003 in the price paid by Buyer for 12 oz. cans, as provided in Section IV (a) of Exhibit C of the Agreement.

9.    As of the Effective Date, the price for 12 oz. cans and ends, as calculated under Exhibit C, as amended, shall be as set forth in the attached Schedule A. All price adjustments under the Agreement as modified and/or amended hereunder, shall be based, from the date of this Amendment, on the components of price on Schedule A.

10.    Except as amended herein, the Agreement, including its exhibits, remains in full force and effect. In the event of any inconsistency between this Amendment and the provisions of the Agreement, this Amendment shall prevail.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed by its duly authorized representative on the date first set forth above.

Rexam Beverage Can Company		Hondo Incorporated

By:	/S/ WILLIAM R. BARKER	By:	LOWRY F. KLINE
William R. Barker

Title: President and Chief Executive Officer		Title: Chief Executive Officer

Date:	6-25-02	Date:	6/26/02

Coca-Cola Enterprises Inc.
    and its U.S. Subsidiaries

By:	LOWRY F. KLINE

Date:	6/26/02

Schedule A – Price as of 1/1/02

	12-oz Body	202 End	Total
December 31, 2001 Selling Prices To Be Paid	***	***	***
January 1, 2002 Price Increase	***	***	***
January 1, 2002 Selling Prices To Be Paid	***	***	***

EXHIBIT B

CCE Can Filling Locations using Rexam
As of June 25, 2002

City	State
Montgomery	AL
Little Rock	AR
W Memphis	AR
Tempe	AZ
Downey	CA
San Diego	CA
San Leandro	CA
College Park	GA
Alsip	IL
Niles	IL
Indianapolis	IN
Portland	IN
Lenexa	KS
Harahan	LA
Baltimore	MD
Detroit	MI
Flint	MI
Grand Rapids	MI
Eagan	MN
Great Falls	MT
Bismarck	NC
Portales	NM
Cincinnati	OH
Twinsburg	OH
Wilsonville	OR
Cleveland	TN
Dallas	TX
El Paso	TX
Bellevue	WA